Exhibit 99.1

Neiman Marcus Inc. Announces Executive Changes

DALLAS--(BUSINESS WIRE)--April 26, 2010--Burton M. Tansky, President and Chief Executive Officer of Neiman Marcus Inc. and its wholly owned subsidiary, The Neiman Marcus Group (collectively “the Neiman Marcus Group”), announced today that he would retire effective October 6, 2010. The Neiman Marcus Group has announced that effective with his retirement, Tansky will assume the role of non-executive Chairman of the Board.

Mr. Tansky, 72, has held his current position since 2001. Prior to that he served as the company’s President and Chief Operating Officer, and Chairman and Chief Executive Officer of Neiman Marcus Stores. Mr. Tansky joined the company in 1989 as Chairman and Chief Executive Officer of Bergdorf Goodman.

“We greatly admire Burt Tansky and the significant accomplishments he has achieved throughout his successful career,” said Kewsong Lee, Managing Director, Warburg Pincus. “Burt propelled Neiman Marcus to the top of the industry, and we look forward to continuing to work with him as the Chairman of our Board.” Jim Coulter, founding partner of TPG Capital, said, “Burt Tansky has been an extraordinary leader for Neiman Marcus and an icon in the retail industry. We truly thank him for all he has done for Neimans and wish him all the best.”

The following executive changes were also announced and will be effective October 6, 2010:

Karen W. Katz, President, Chief Executive Officer of Neiman Marcus Stores and Executive Vice President of the Neiman Marcus Group, will succeed Mr. Tansky as President and Chief Executive Officer of the Neiman Marcus Group. Ms. Katz joined the company in 1985. Prior to her current position, Ms. Katz served as President of Neiman Marcus Direct, Executive Vice President of Neiman Marcus Stores, and Senior Vice President, Director of Stores.

James E. Skinner, Executive Vice President and Chief Financial Officer of the Neiman Marcus Group, has been named Executive Vice President, Chief Operating Officer and Chief Financial Officer, the Neiman Marcus Group. Mr. Skinner has held his current position since 2008. He joined the company in 2001 as Senior Vice President, Chief Financial Officer.

James J. Gold, President and CEO of Bergdorf Goodman, has been named President of Specialty Retail, a new position. He will be responsible for merchandising and store operations for the 41 Neiman Marcus full-line stores and for Bergdorf Goodman. Mr. Gold joined the company in 1991. Prior to his current position, he served as a Senior Vice President and General Merchandise Manager for Neiman Marcus Stores and Vice President of the Last Call Clearance Store Division.

Messrs Skinner and Gold and Gerald A. Barnes, President of Neiman Marcus Direct, will report to Ms. Katz.

“I am very proud to leave the company positioned as the leader in the luxury retail industry and of the many accomplishments we have achieved over the past 20 years,” said Burt Tansky. “I am confident that I am leaving The Neiman Marcus Group in capable hands as Karen and her team lead our great company through the years ahead. I am looking forward to working with Karen to ensure a smooth transition.”

Jim Coulter commented that “Neiman Marcus has one of the strongest management teams in retailing today, and these promotions recognize the talent at the company. We expect a smooth transition and look forward to continued growth under Karen’s leadership.” Commenting on the executive appointments, Kewsong Lee said: “We are excited to continue partnering with Karen and her team as they build on the Company’s strong performance and pursue future opportunities.”

The Neiman Marcus Group, Inc. operations include the Specialty Retail Stores segment and the Direct Marketing segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus and Bergdorf Goodman stores. The Direct Marketing segment conducts both print catalog and online operations under the Neiman Marcus, Bergdorf Goodman and Horchow brand names.

From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance.

The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States and elsewhere; disruptions in business at the Company’s stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company’s marketing, merchandising and promotional efforts; changes in the Company’s relationships with key customers; delays in the receipt of merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings or renovations; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company’s financial results or reputation; changes in the Company’s relationships with designers, vendors and other sources of merchandise; the Company’s success in enforcing its intellectual property rights; the effects of incurring a substantial amount of indebtedness under the Company’s senior secured credit facilities, senior notes and senior subordinated notes and of complying with the related covenants and conditions; the financial viability of the Company’s designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates or inflation rates; impact of funding requirements related to the Company’s noncontributory defined benefit pension plan; changes in the Company’s relationships with certain of key sales associates; changes in key management personnel; changes in the Company’s proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company’s cost of operations.

These and other factors that may adversely effect the Company’s future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

Information about the Company can be accessed at www.neimanmarcusgroup.com.

CONTACT:
Neiman Marcus Inc.
Ginger Reeder, 972-969-3213
Vice-President, Corporate Communications
or
Stacie Shirley, 214-757-2967
Vice-President, Finance and Treasurer